Results of Shareholder Votes

The Annual Meeting of Shareholders of the Fund was held on September 18, 2007. At this meeting, shareholders voted on the election of Trustees.

With regard to the election of the following Class III Trustees by common shareholders of the Fund:

               			# of Shares
				In Favor 		Withheld
Gerald L. Seizert 	11,280,081 		145,006
Derek Medina 		11,275,186 		149,901
Randall C. Barnes		11,281,896		143,191

The other Trustees of the Fund whose terms did not expire in 2007 are Daniel Black, Nicholas Dalmaso, Tracy V. Maitland, Ronald A.
Nyberg and Michael A. Smart.